Exhibit 99.1

Press Release	Source: DigitalFX International, Inc.

DIGITALFX INTERNATIONAL, INC. ANNOUNCES
SECOND QUARTER 2007 FINANCIAL RESULTS

LAS VEGAS - August 14, 2007- DigitalFX International, Inc. (OTC Bulletin Board: DFXN.OB), a digital communications company, today announced financial results for the second quarter ended June 30, 2007.

Key Second Quarter Results

•	HelloWorld and VM Direct customer base increased 78% year-over-year to 29,836;
•	Active affiliate base increased 53% year-over-year to 15,317;
•	Total revenue increased 5% year-over-year to $6.2 million;
•	Recurring revenue from all customers increased 79% year-over-year to $4.5 million;
•	Affiliate enrollment revenue decreased 48% year-over-year to $1.5 million;
•	Gross margins were 85% versus 80% in Q206;
•	Operating income (loss) decreased $766,000 year-over-year to a loss of ($166,000); and
•	Net loss was ($47,000) versus a net loss of ($46,000) a year ago.

Key Six Months Results

•	Total revenue increased 38% year-over-year to $12.6 million;
•	Recurring revenue increased 127% year-over-year to $9.0 million;
•	Affiliate enrollment revenue decreased 35% year-over-year to $2.6 million;
•	Gross margins were 85% versus 79% in the same period last year;
•	Operating income (loss) decreased $714,000 year-over-year to ($62,000); and
•	Net income increased to $9,000 versus a net loss of ($5,000) a year ago.

Financial Discussion

“Despite healthy growth in recurring revenue, gross margins, and both customer and affiliate enrollments, we are not satisfied with our current results,” said Craig Ellins, Chief Executive Officer of DigitalFX International. “We have fallen short of our affiliate enrollment revenue targets mainly due to technical issues and delays we experienced with our new product, The Studio version 5.0, released in November 2006. These technical issues have also resulted in a later than anticipated launch of the First Stream portal, which is The Studio version 5.0 aimed at the small and medium business market, and our international expansion. The entire DigitalFX team is fully committed to resolving all technical issues with The Studio during the third quarter and delivering to our affiliates the high quality product they have been accustomed to receiving. We now expect to launch our First Stream portal in the third quarter giving our most senior affiliates the ability to sell The Studio into the fast growing small and medium sized business market.”

“I would characterize the issues we experienced in the second quarter as the growing pains of a successfully expanding organization. We experienced technical issues when we launched ‘Version 4.0’ of our video mail, video instant messaging and LIVE products. After addressing those issues we experienced significant growth through our outstanding affiliate base. Although we are disappointed with the delay in our revenue growth since the release of Version 5.0, we remain very positive on the long term prospects for the Company and expect to see a return to accelerated growth in the first half of 2008,” concluded Ellins.

Second Quarter Financial Results

Second quarter revenues increased to $6.2 million in 2007, up from $5.9 million in 2006. Recurring revenue for monthly subscriptions to the Studio suite of products increased $2,024,000 or 78% to $4,636,000 from $2,612,000 in last year’s second quarter. Recurring revenue accounted for 75% of net sales in the period, up from 45% last year. This increase was due to a 78% increase in our customer base from 16,724 at June 30, 2006 to 29,836 at June 30, 2007.

Gross profit for the second quarter of 2007 increased to $5.3 million from $4.7 million last year. Gross profit margins were 85% compared to 80% in the same period last year.

Commissions and bonuses paid to affiliates decreased $70,000 or 3% to $2,695,000 in the quarter ended June 30, 2007 from $2,765,000 in the corresponding period in 2006. Commission expense was 44% of net sales for the quarter ended June 30, 2007, down from 47% last year.

Operating Expenses include Product Development, Marketing, Customer and Technical Support, General and Administrative, and non-cash costs related to the vesting of stock option and warrant grants. They increased $1,411,000 or 107% to $2,725,000 in the quarter ended June 30, 2007 from $1,314,000 in 2006. As a percentage of net sales, operating expenses increased from 22% last year to 44% this year. The increased spending was associated with start up costs for future sales of our products into small and medium-sized businesses ($180,000), major enterprises ($130,000), and additional European countries ($54,000). Additionally, we incurred incremental costs of being a public company ($219,000), technical/customer support expansion and software systems ($186,000), other staffing additions and salary changes ($325,000), increased merchant fees directly related to sales volume ($82,000) and options expense ($93,000).

Operating income declined by $766,000 from $600,000 in the quarter ended June 30, 2006 to a loss of $166,000 this year. This reduction was due primarily to lower affiliate enrollment and revenue lost on the lower level of enrollment packages selected by new affiliates and on our spending for additional staffing, infrastructure and start-up costs for future revenue channels.

Net loss for the second quarter of 2007 was $47,000 or break even per diluted share based on approximately 24.3 million shares outstanding, compared to net loss of $46,000, or break even per diluted share in the same quarter last year based on 20.3 million shares outstanding.

DigitalFX ended the second quarter with cash and cash equivalents of $3.6 million, versus $5.7 million as of March 31, 2007.

Six-Month Financial Results

Total revenues for the six months ended June 30, 2007 were $12.6 million, an increase of 38% from $9.1 million for the six months ended June 30, 2006. Recurring revenue for monthly subscriptions to our Studio suite of products increased $5,053,000 or 127% from $3,972,000 to $9,025,000. This increase was due to a 78% increase in our customer base from 16,724 at June 30, 2006 to 29,836 at June 30, 2007.

Gross profit for the first six months of 2007 was $10.7 million, versus $7.2 million, for the first six months of 2006. Gross profit as a percentage of net sales was 85% for the six months ended June 30, 2007, up from 79% in last year’s period.

Commissions and bonuses paid to affiliates increased $1,134,000 or 26% to $5,514,000 in the six months ended June 30, 2007 from $4,380,000 in the corresponding period in 2006. This increase is primarily related to sales volume growth. As a percentage of net sales, commission expenses were 44% this year down from 48% last year.

Operating Expenses include Product Development, Marketing, Customer and Technical Support, General and Administrative, and non-cash costs related to the vesting of stock option and warrant grants. Total Operating Expenses increased $3,022,000 or 137% to $5,235,000 in the six months ended June 30, 2007 from $2,213,000 for the corresponding period in 2006. As a percentage of net sales, operating expenses increased from 24% in the six months ended June 30, 2006 to 42% in the corresponding period in 2007. The increased spending was associated with start up costs for future sales of our products into small and medium-sized businesses ($280,000), into major enterprises ($180,000), into additional European countries ($210,000), incremental costs of being a public company ($419,000), technical/customer support expansion and software systems ($389,000), other staffing additions and salary changes ($685,000), increased merchant fees directly related to sales volume ($233,000), expanded marketing and training programs ($175,000) and options expense ($241,000).

Operating income declined by $714,000 from $652,000 in the six months ended June 30, 2006 to a loss of $62,000 in the corresponding period in 2007. This reduction was due primarily to revenue loss on the lower level of enrollment packages selected by new affiliates and on our spending for additional staffing, infrastructure and for start-up costs for future revenue channels.

Net income for the first six months of 2007 was approximately $9,000 or break even per diluted share based on 23.9 million shares outstanding, compared to a net loss of ($5,000), or break-even per diluted share for the same period a year ago based on 20.1 million shares outstanding.

Revised 2007 Guidance

As a result of the technical issues with version 5.0 of The Studio, the corresponding delays and the lower than expected revenue growth in the first half of the year, the Company is adjusting its annual revenue guidance for 2007 to approximately $25 million compared to the previous revenue guidance of $50 - $60 million. Considering the lower than anticipated 2007 revenue, the Company will no longer provide guidance regarding profit margins for 2007.

Conference Call Information

To listen to the live webcast, please visit http://www.digitalfx.com under the Investor Relations section. A replay of the webcast will be available after the call on http://www.digitalfx.com.

To access the live conference call, dial (800) 366-7640, or dial (303) 262-2004 for international callers, and give the company name, “DigitalFX.” Participants are asked to call in approximately 10 minutes before the scheduled start time.

For those unable to participate in the live conference call, a phone replay of the conference call will be available (starting one hour after the call) until 11:59 p.m. PT on August 21, 2007 by dialing (800) 405-2236 or (303) 590-3000, and entering pass code 11095411.

About DigitalFX International, Inc.

DigitalFX International (OTC Bulletin Board: DFXN) is a creator of digital communications and social networking solutions, as showcased on its social network http://www.helloWorld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. Examples of forward-looking statements contained in this release include the statement relating to the Company’s updated revenue guidance for fiscal year 2007. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

DigitalFX International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
June 30, 2007
(In thousands, except share data, unaudited)

Assets

Current assets:
Cash and cash equivalents	$3,564
Accounts receivable	41
Inventories, net	435
Prepaid bandwidth charges, affiliate	274
Prepaid expenses and other assets	654
Convertible secured promissory note	225
Deferred income taxes, net	139

Total current assets	5,332

Investments, net	1,413
Property and equipment, net of accumulated depreciation and amortization of $395	675
Deposits, merchant processors	706
Other assets	92
Deferred income taxes, net	844

Total assets	$9,062

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$835
Accrued expenses and deferred revenue	1,092
Accrued commissions	1,166

Total current liabilities	3,093

Commitments and Contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 23,942,616 shares issued and outstanding	24
Additional Paid In Capital	10,468
Other comprehensive loss	(211)
Accumulated deficit	(4,312)

Total stockholders’ equity	5,969
Total liabilities and stockholders’ equity	$9,062

DigitalFX International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$6,159	$5,865	$12,557	$9,122
Cost of revenues	905	1,186	1,870	1,877

Gross profit	5,254	4,679	10,687	7,245

Commission expenses	2,695	2,765	5,514	4,380
Other operating expenses	2,725	1,314	5,235	2,213

Operating income (loss)	(166)	600	(62)	652

Expenses related to exchange transaction	-	(635)	-	(635)
Other income (expense), net	57	(11)	127	(22)

Income (loss) before provision for income taxes	(109)	(46)	65	(5)

Provision (benefit) for income taxes	(62)	-	56	-

Net income (loss)	$(47)	$(46)	$9	$(5)

Net income (loss) per share:
Basic	$0.00	$0.00	$0.00	$0.00

Fully diluted	$0.00	$0.00	$0.00	$0.00

Weighted average shares outstanding:
Basic	23,777,305	20,276,938	23,639,876	20,097,187

Fully diluted	24,174,924	20,276,938	24,044,601	20,097,187